MEDEFILE INTERNATIONAL, INC.
NOMINATING AND GOVERNANCE COMMITTEE CHARTER

PURPOSE
The purpose of the Nominating and Governance Committee is to ensure that the Board of Directors is appropriately constituted to meet its fiduciary obligations to the shareholders and the Company. To accomplish this purpose, the Nominating and Governance Committee develops and implements policies and processes regarding corporate governance matters, assesses Board membership needs, makes recommendations regarding potential director candidates and makes regular reports to the Board of Directors.

RESPONSIBILITIES
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Evaluate the current composition, organization and governance of the Board of Directors and its Committees, determine future requirements and make recommendations to the Board for approval. The Nominating and Governance Committee is responsible for developing, annually reviewing and updating and recommending to the Board of Directors a set of corporate governance principles for the Company.

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Determine desired board skills and attributes and conduct searches for prospective board members whose skills and attributes reflect those desired. Identify, evaluate and propose nominees for election to the Board of Directors, consistent with criteria approved by the Board of Directors.

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In the event it is necessary to select a new chief executive officer of the Company, the Nominating and Governance Committee shall lead the process and may initiate evaluation, consideration and screening of potential chief executive officer candidates. The full Board of Directors has the final responsibility to select the Company's chief executive officer.

•	Administer the Board of Directors annual performance evaluation process including conducting surveys of director observations, suggestions and preferences.

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Evaluate and make recommendations to the Board of Directors concerning the appointment of Directors to Board Committees, the selection of Board Committee Chairs, Committee member qualifications, Committee member appointment and removal, Committee structure and operations and proposal of the Board slate for election at the annual meeting of shareholders, consistent with criteria approved by the Board of Directors. Consider shareholder nominees for election to the Board.

•	Evaluate and recommend termination of membership of individual directors in accordance with the Board of Directors' corporate governance principles, for cause or for other appropriate reasons.

•	Coordinate and approve Board and Committee meeting schedules.

•	Evaluate and consider matters relating to the qualifications, retirement and compensation of Directors.

•	The Nominating and Governance Committee has sole authority to retain, determine fees and retention terms and terminate any search firm used to identify director candidates.

•	Review and assess its performance on an annual basis.

•	Review its Charter at least annually and make recommendations to the Board for approval and adoption of the Charter, including any additions, deletions or modifications, as may be deemed appropriate.

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Provide prior review and approval with respect to any senior executive officer offered a position on the board of a publicly-traded company, privately held company or similar position with a tax exempt organization to which the Company has made significant contributions or payments.

MEMBERSHIP AND ORGANIZATION
•	The Committee shall be comprised of no fewer than three members. All members of the Nominating and Governance Committee shall be composed entirely of independent directors.

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The members of the Nominating and Governance Committee shall be designated by the Board annually and shall serve until such member's successor is duly designated or until such member's earlier resignation or removal. Any member of the Nominating and Governance Committee may be removed from the Committee, with or without cause, by a majority vote of the Board.

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The Chairperson of the Committee shall be designated by the Board. The Secretary of the Corporation shall be the Secretary of the Board's Nominating and Governance Committee unless the Committee designates otherwise.

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The Chairperson of the Nominating and Governance Committee in consultation with Committee members, the chief executive officer and management liason shall be responsible for scheduling all meetings of the Committee and providing the Committee with a written agenda for each meeting. The Chairperson shall preside at meetings of the Committee.

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The Nominating and Governance Committee in consultation with Committee members, the chief executive officer and management liason shall meet as often as may be deemed necessary or appropriate, but no fewer than three times annually. The Chairperson of the Nominating and Governance Committee in consultation with Committee members, the chief executive officer and management liason may ask members of management or others to attend meetings or to provide relevant information. The Nominating and Governance Committee shall periodically meet in executive session absent management.

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The Nominating and Governance Committee may delegate authority to act upon specific matters within determined parameters to a subcommittee consistent with the delegation of such powers to the Committee by the Board.

•	The Chairperson of the Nominating and Governance Committee shall not serve in that capacity for longer than a four year term.